EXHIBIT 4.5

David Lindenauer Executive Vice President and Treasurer Citizens Financial Group, Inc. 1 Citizens Plaza Providence, Rhode Island 02903

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

February 26, 2016

Subject:	Citizens Financial Group, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015 – File No. 001-36636

Dear Sirs:

Neither Citizens Financial Group, Inc. (the “Company”) nor any of its consolidated subsidiaries has outstanding any instrument with respect to its long-term debt, other than those filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, under which the total amount of securities authorized exceeds 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. In accordance with paragraph (b)(4)(iii) of Item 601 of Regulation S-K (17 CFR Sec. 229.601), the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of each instrument that defines the rights of holders of such long term debt not filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Very truly yours,

CITIZENS FINANCIAL GROUP, INC.

/s/ David Lindenauer
David Lindenauer
Executive Vice President and Treasurer